Memorandum of Understanding



This Memorandum of Understanding ("Memorandum") between Bion Environmental Technologies, Inc. ("Company") and Scott R. Sieck ("Employee")(collectively the "Parties") reflects the mutual understanding of the Parties of the terms of employment of Employee by Company.


1.   Employee's title shall be Manager, Corporate Development and
Shareholder Relations.

2.  Position is a regular, half time position.

3.   Employee's  performance will be reviewed at least  annually.
It is the intent of the Parties that, from time to time as conditions warrant, such bonus payments as appropriate will be made to Employee.

4.  Position reports to the Chief Executive Officer.

5. Total compensation will be $5,000 per month, $3,000 paid in cash on normal payroll schedule, $2,000 paid in restricted and legended shares of the Company's common stock. Stock will be issued at the end of each three month period. The number of shares to be issued will be calculated based on a price of $5.00 per share for the first 12 month period, $7.50 per share for the second 12 month period, and $10.00 per share for the third 12 month period. The Company hereby accepts a pro rata share of office and clerical support services rendered at 601-B Webster Ave., not to exceed $2,000.00 per month. Direct expenses incurred on behalf of the Company will be reimbursed upon submission and approval of appropriate expense reports on the 15th and last day of the month following submission. Expenses should be detailed to the extent required to meet IRS requirements.

6. To provide long term incentive to the employee the Company shall issue the following Class K Warrants to Employee:

          * a Class K-1 Warrant to purchase up to 100,000 shares of the restricted and legended common stock of the Company for $6.00 per share exercisable from 3/1/98 through 10/1/99.

          * a Class K-2 Warrant to purchase up to 100,000 shares of the restricted and legended common stock of the Company for $8.00 per share exercisable from 3/1/00 through 10/1/01.

          * a Class K-3 Warrant to purchase up to 100,000 shares of the restricted and legended common stock of the Company for $10.00 per share exercisable from 3/1/02 through 10/1/03.

     The Class K Warrants shall vest as follows:

          As to the Class K-1 Warrant, fully vested on 10/1/97.
          As to the Class K-2 Warrant, fully vested on 10/1/98.
          As to the Class K-3 Warrant, fully vested on 10/1/99.


7. Employee shall be awarded the following options under the Company's Fiscal Year 1994 Incentive Compensation Plan:

          * an option to purchase up to 50,000 shares of the Company's common stock at a price of $3.75 exercisable upon signing of this memorandum through January 1, 1997.

          * an option to purchase up to 50,000 shares of the Company's common stock at a price of $5.25 exercisable upon signing of this memorandum through April 1, 1997.

8. This Memorandum shall not restrict Employee from engaging in any other business or activity which in not competitive with the business of the Company; provided that such additional business does not interfere with nor is inconsistent with the performance by the Employee of his duties under this Memorandum.

9.   Employee  agrees to sign a standard Bion Technologies,  Inc.
Employee Confidential Information and Invention Agreement.

By consent of the Parties this Memorandum may be incorporated in a document drafted by legal counsel at a later date.



Bion Environmental Technologies, Inc.

/s/ Jon Northrop             Date:  October 3, 1996
Jon Northrop, C.E.O.


/s/ Scott R. Sieck           Date:  October 3, 1996
Scott R. Sieck